UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

751 Broad Street
Newark, New Jersey 07102
(Address of principal executive offices and zip code)

(973) 802-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Prudential Financial, Inc., a New Jersey corporation (the “Company”), furnishes herewith, as Exhibit 99.0, a news release announcing third quarter 2011 results.

See also the response to Item 7.01 below, which is incorporated herein by reference.

See also the response to Item 8.01 below, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A.	Earnings Release. The Company furnishes herewith, as Exhibit 99.0, a news release announcing third quarter 2011 results.

B.	Quarterly Financial Supplement. The Company furnishes herewith, as Exhibit 99.1, the Quarterly Financial Supplement for its Financial Services Businesses for the quarterly period ended September 30, 2011.

Item 8.01	Other Events.

Expected Retrospective Adoption of New Accounting Standards Related to Deferred Policy Acquisition Costs (“DAC”). In October 2010, the Financial Accounting Standards Board issued authoritative guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. The Company will adopt this guidance effective January 1, 2012, and expects to apply the retrospective method of adoption. We estimate that if the new guidance had been adopted retrospectively as of September 30, 2011, the Financial Services Businesses’ DAC would have been reduced by approximately $3.8 billion to $4.7 billion and reserves for future policy benefits related to certain limited pay contracts would have been increased by approximately $0.2 billion to $0.3 billion, with a net corresponding reduction, net of taxes, to total equity of approximately $2.6 billion to $3.1 billion, as a result of acquisition costs previously deferred that are not eligible for deferral under the new guidance. If the new guidance had been adopted retrospectively as of September 30, 2011, we estimate that the net impact of lower capitalization of DAC under the new standards, partly offset by lower amortization due to reduction of the DAC balance upon retrospective adoption, would have resulted in a reduction to adjusted operating income for the Financial Services Businesses of approximately 30 cents to 40 cents per Common share for the nine months ended September 30, 2011 and 35 cents to 45 cents per Common share for the twelve months ended December 30, 2010. Subsequent to the adoption of the guidance, the lower level of costs qualifying for deferral may be only partially offset by a lower level of amortization of DAC, and, accordingly, may initially result in lower earnings in future periods, primarily within the International Insurance and Individual Annuities segments. The impact to the International Insurance segment largely reflects lower deferrals of allocated costs of its proprietary distribution system, while the impact to the Individual Annuities segment reflects lower deferrals of wholesaler costs. We also estimate that if the new guidance had been adopted retrospectively as of September 30, 2011, the Closed Block Business’ DAC would have been reduced by approximately $0.2 billion to $0.3 billion, with a corresponding reduction, net of taxes, to total equity of approximately $0.1 billion to $0.2 billion. While the adoption of this amended guidance changes the timing of when certain costs are reflected in the Company’s results of operations, it has no effect on the total acquisition costs to be recognized over time and will have no impact on the Company’s cash flows.

“Adjusted operating income,” referred to above, differs from, and should not be viewed as a substitute for, net income determined in accordance with generally accepted accounting principles (“GAAP”), but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses. Additional information about adjusted operating income and the comparable GAAP measure, including a reconciliation between the two, is contained in the Company’s news release announcing third quarter 2011 earnings attached hereto as Exhibit 99.0.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.0	News release of Prudential Financial, Inc., dated November 2, 2011, announcing third quarter 2011 results (furnished and not filed).

99.1	Quarterly Financial Supplement for the Financial Services Businesses of Prudential Financial, Inc. for the quarterly period ended September 30, 2011 (furnished and not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2011

PRUDENTIAL FINANCIAL, INC.

By:	/S/ PETER B. SAYRE
Name:	Peter B. Sayre
Title:	Senior Vice President and Principal Accounting Officer

Exhibit Index

Exhibit No.	Description
99.0	News release of Prudential Financial, Inc., dated November 2, 2011, announcing third quarter 2011 results (furnished and not filed).

99.1	Quarterly Financial Supplement for the Financial Services Businesses of Prudential Financial, Inc. for the quarterly period ended September 30, 2011 (furnished and not filed).